Exhibit 99.3

                                                                  MEDIA CONTACT:
                                                                  James C. Rowan
                                                          Office: (860) 722-5180

FOR IMMEDIATE RELEASE

                      HSB GROUP, INC. HOLDS ANNUAL MEETING

HARTFORD, Conn., April 21, 1998 -- HSB Group, Inc. (NYSE: HSB), at its annual meeting held today at the company's headquarters, announced strong results for 1997 and a positive outlook for continued growth in 1998.

President and Chief Executive Officer Gordon W. Kreh called 1997 a good year for HSB. "All of the company's businesses experienced growth. Net income per share was $3.29, compared to $2.65 in 1996 -- a 24.1 percent increase. These results confirm that our growth strategy is working."

Gross earned premium grew to $609.3 million, an increase of 9.5 percent over 1996. This reflects growth in the company's North American client company business; increased participation in Industrial Risk Insurers (IRI), a pool for highly protected risks; and international growth through HSB Engineering Insurance Limited, the company's London-based subsidiary that serves customers outside the United States and Canada.

Kreh stated that the company's combined ratio -- the sum of losses and expenses expressed as a percentage of insurance revenue -- was 91.7 percent, compared to the industry average of 102.2 percent.

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Income from investment operations was $50.9 million, an increase of 14.6 percent over 1996.

During the meeting, shareholders elected three directors for three-year terms, approved a proposal to amend and restate the short-term and long-term incentive plans, and appointed independent public accountants.

Elected to three-year terms on the board of directors were: Richard H. Booth, executive vice president of strategic development at Phoenix Home Life Mutual
Insurance Company; Colin G. Campbell, president of the Rockefeller Brothers Fund; and Simon W. Leathes, chief executive officer of Hambros PLC.

President Kreh recognized Wilson Wilde, former chairman and CEO, who retired after serving on the board since 1967. Kreh also announced the board's decision to name Wilde Chairman Emeritus. In addition, Kreh acknowledged John M. Washburn Jr. who retired from the board after 25 years of service as a director. Washburn served as president of The Merrow Machine Company, a manufacturer of industrial sewing machines, until his retirement in 1995.

At the meeting, Kreh reviewed significant highlights of 1997: A new holding company -- HSB Group, Inc. -- was formed to provide greater operating and financial flexibility. HSB announced its intentions to sell its interest in Radian International LLC to the Dow Chemical Company. That sale was completed in January 1998. In addition, the company increased its capital base through the sale of $110 million of 30-year, floating rate capital securities and through the issuance of $300 million in convertible subordinated capital securities to Employers Reinsurance Corporation (ERC), an affiliate of GE Capital Services. The company also arranged for the sale in January 1998 of its interest in Industrial Risk Insurers to ERC.

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Looking ahead,  President Kreh said, "HSB has a strong foundation for profitable growth and increased shareholder value. We are confident that our growth in revenue will continue through this year and beyond. We are well positioned as an engineering management consulting firm."

HSB's greatest opportunity for domestic growth is through its relationships with other property-casualty insurers it calls `client companies.' Through special reinsurance agreements, HSB integrates equipment breakdown coverage into client companies' policies. "Organizations are increasingly relying on costly equipment and sensitive new technologies. The types of machinery and equipment we cover are vital to their operations. This environment presents a tremendous opportunity. And, we are aggressively pursuing it," Kreh said.

The  outlook  for  continued  international  growth  for HSB is  excellent.  HSB
Engineering   Insurance  Limited  will  capitalize  on  opportunities  in  power generation and other heavy industries and other businesses.

Kreh projected Engineering Services' growth would continue, particularly in the reliability consulting services provided through HSB Reliability Technologies.

HSB Group, Inc. is a global provider of insurance products and engineering management consulting services. HSB is the parent company of The Hartford Steam Boiler Inspection and Insurance Company, founded in 1866 and the largest provider of equipment breakdown insurance in the world.

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